EXHIBIT 10.29

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) effective as of the last date written below, (the “Effective Date”) is hereby executed by and between BioLife Solutions, Inc., a Delaware corporation (the “Company”) and Daphne Taylor (“Executive”).

In consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1.    Term of Employment; Executive Representation.

a.   Executive’s employment shall commence on the Effective Date.  Executive’s term of employment shall be for a period of one year from and including the Effective Date (the “Initial Term”); provided, however, that this Agreement shall automatically renew for successive one (1) year periods in the event either party does not send the other a “termination notice” at least ninety (90) days prior to the expiry of the Initial Term, and in subsequent years, prior to the expiry of any such successive annual period.  Executive and the Company agree and acknowledge that Executive’s employment with the Company may be terminated at any time, with or without cause, by the Company or Executive, upon written notice in accordance with Section 7 of this Agreement.

b.   Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any statute, law, regulation, employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

2.   Position.

a.   While employed hereunder as an executive and corporate officer, Executive’s title shall be Vice President, Finance & Administration and Chief Financial Officer.

   While employed hereunder, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that nothing herein shall preclude Executive from: (1) continuing to serve on the board of directors or trustees of any business corporation or any charitable organization on which he currently serves and which is identified on Exhibit A hereto, or (2) subject to the prior approval of the CEO, from appointment to any additional directorships or trusteeships, or (3) serve in an advisory role for other business entities, provided in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with Section 8 of this Agreement.

3.   Base Salary, Achievement Bonus.  While employed hereunder, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $150,000, payable in regular installments in accordance with the Company’s usual payment practices.  Executive may be entitled to increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the CEO and Board of Directors. During the Initial Term and any successive terms, in addition to Executive's base salary, Executive shall be entitled to an annual bonus of up to ten percent (10%) of Executive’s base salary, payable annually, based upon the achievement of specific milestones to be accomplished by the Executive for the ensuing year as determined by the CEO.

4.   Stock Option Grant. In recognition of Executive’s promotion, Executive is hereby granted a non-incentive stock option to purchase 500,000 shares of Company common stock, par value $.001 per share, which options shall (a) extend for a period of 10 years, (b) be exercisable at a price per share equal to the closing price of the Company’s common stock on the Effective Date of this Agreement, and (c) shall vest to the extent of (i) 25% thereof on the first anniversary date of the Effective Date of this Agreement, and (ii) one-thirty sixth of the remaining balance thereof on the anniversary date of the Effective Date of this Agreement in each of the ensuing 36 months following the first anniversary date of the Effective Date of this Agreement.

5.   Executive Benefits.  The Company shall provide Executive the following benefits during the term of his employment hereunder:

a.   Coverage under all Executive pension and welfare benefit programs, plans and practices in accordance with the terms thereof, which the Company generally makes available to its Executives.

b.   Accrued paid vacation of four (4) weeks each calendar year, which shall be the maximum number of days Executive may accrue at any time, and which shall be taken at such times as are consistent with Executive’s responsibilities hereunder.

6.   Business Expenses. Executive shall be reimbursed for the reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities.

7.   Termination.  The Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 90 days advance written notice of any resignation of Executive’s employment (unless the Company waives its right to receive such 90-day notice).  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a.   By the Company for Cause; By the Executive Without Good Reason.

(i)   The Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) at any time or by Executive without Good Reason after 90 days prior written notice (unless the Company waives such notice requirement or a portion thereof).

(ii)   For purposes of this Agreement, “Cause” shall mean:

(A) Executive’s continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 consecutive days following notice by the Company to the Executive of such failure,

(B) dishonesty in the performance of Executive’s duties hereunder,

(C) an act or acts on Executive’s part constituting (a) a felony under the laws of the United States or any state thereof, or (b) a misdemeanor involving moral turpitude,

(D) Executive’s malfeasance or misconduct in connection with Executive’s duties hereunder or any act or omission of Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or

(E) Executive’s breach of the provisions of Section 8 or 9 of this Agreement.

(iii)          If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(C) such Executive Benefits, if any, as to which Executive may be entitled under the Executive benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, except as set forth in this Section 7(a),  Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.   Disability or Death.

(i)   The Executive’s employment hereunder shall terminate upon Executive’s death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of sixty (60) consecutive days or for an aggregate of ninety (90) days in any twelve (12) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)   Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

Following the termination of Executive’s employment hereunder due to death or Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.   By the Company Without Cause or Resignation by Executive for Good Reason.

(i)   The Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii)   For purposes of this Agreement, “Good Reason” shall mean:

(A) the occurrence of a “change in control” of the Company (as defined below);

(B) without Executive’s express written consent, the Company materially changes Executive’s position, duties, responsibilities, or status as in effect at the time of the execution of this Agreement, other than  a change to the position, duties, responsibilities, or status associated with the position of Vice President of Finance and Administration and Chief Financial Officer;

(C) a request by the Company that Executive relocate to another work location and Executive’s refusal to do so;

(D) a failure by the Company to comply with any material provision of this Agreement, which has not been cured within thirty (30) days after notice of such non-compliance has been given by Executive to the Company, including but not limited to (1) a reduction by the Company in Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement (other than as a result of a general salary reduction affecting substantially all Company Executives); (2) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company;

(iii)   If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) Subject to Executive’s continued compliance with the provisions of Section 8 and 9 of this Agreement, continued payment of the Base Salary (1) six months after the date of such termination, with such payments to begin on the 15th day of the month following separation and to continue on the 15th day of each succeeding month for a total of 6 months or (2) in the event of a change of control, continued payment of the Base Salary for a period of six months after the effective date of the change of control event, with the payment of base salary  to begin on the 15th day of the month following the change of control and to continue on the 15th day of each succeeding month for a total of 6 months.

(C) In the event of a change of control, accelerated vesting of any remaining unvested stock options pursuant to the terms the Option Agreement attached hereto as Exhibit B,

(iv)   A “change in control” of the Company shall be deemed to have occurred if:

(A) There shall be consummated (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of at least 50% of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(B) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(C) Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company’s outstanding Common Stock.

d.   Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 (h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8.   Non-Disclosure Confidential Information and Trade Secrets; Non-Solicitation; Works Made For Hire.

a. At any time during or after Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.  For purposes of this Section 8(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, intellectual property and other non-public, proprietary and confidential information of the Company as in existence as of the date of Executive’s termination of employment that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).  Executive agrees that all confidential information described in this Paragraph of this Agreement is and constitutes trade secret information and is the exclusive property of the Company.

b. Executive agrees that all confidential information described in Section 8a of this Agreement is and constitutes trade secret information, and is the exclusive property of the Company.    Executive agrees that the unauthorized use or disclosure of any of the Company's confidential information or trade secrets obtained during or following his employment with Company constitutes misappropriation.  Executive agrees not to engage in any misappropriation at any time, whether during or following the completion of his employment with the Company.  In addition, during the period of his employment hereunder and for twenty-four (24) months thereafter, Executive agrees that, without the prior written consent of the Company, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit, interfere with, induce or attempt to induce, or offer employment to any person who has been employed by the Company at any time during the twelve (12) months immediately preceding such solicitation, or directly or indirectly solicit, interfere with, induce or attempt to induce any customer of the Company to reduce, withdraw, or withhold business from the Company.

c. The results and proceeds of Executive’s services hereunder, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment with the Company and/or any of the Company’s affiliates and any works in progress, will be works-made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever.  If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever.  Executive will, from time to time as may be requested by the Company, (i) during the term of Executive’s employment without further consideration, and (ii) thereafter at Executive’s then current rate of compensation, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.  To the extent Executive has any rights in the results and proceeds of Executive’s services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights.  This subsection is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive’s employer.  This Section does not apply to an invention for which no equipment, supplies, facilities or Confidential Information was used, which does not (i) relate to the business of the Company; (ii) relate to the Company’s actual or demonstrable anticipated research or development.

d. Executive and the Company agree that the covenants outlined in this Section 8 are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this Section as to the court shall appear not reasonable and to enforce the remainder of the covenants as so amended.  Executive agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company.

9.   Non-Competition.

In view of the unique and valuable services that Executive has rendered and is expected to render to the Company, and Executive's knowledge of the business of the Company and proprietary information relating to the business of the Company and similar knowledge regarding the Company that Executive has obtained and is expected to obtain during the course of his employment with the Company and in consideration of the compensation to be received by Executive hereunder, Executive agrees that during the Employment Period and for a period of twelve months immediately following the termination or expiration thereof he will not compete with, or, directly or indirectly, own, manage, operate, control, loan money to, or participate in the ownership, operation or control of, or be connected with as a director, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of his name in any other business or organization which is in competition with the Company in any geographical area in which the Company is then conducting business or any geographical area in which, to the knowledge of Executive at the time of cessation of employment, the Company plans to conduct business within twenty four months from the date thereof.

10.   Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.   Arbitration.

a. Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Snohomish County, WA, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

b. The arbitrator(s) will apply Washington state law to the merits of any dispute or claim, without reference to rules of conflicts of law.  Executive hereby consents to the personal jurisdiction of the state and federal courts located in Washington (or such other state as to which the parties may agree) for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

c. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION.  EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP.

12.   Miscellaneous.

a. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to conflicts of laws principles thereof.

Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

b. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

c. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

d. Assignment.  This Agreement shall not be assignable by Executive.  This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company.  Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

e. Mitigation. Executive shall not be required to mitigate damages or the amount of any salary continuation payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment after the date of termination.

f. Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g. Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent via telecopier/telefax, or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Biolife Solutions, Inc.
3303 Monte Villa Parkway, Suite 310
Bothell, WA  98021
Attention:  Chief Executive Officer

If to Executive:

 Daphne Taylor
 904 - 232nd Street SE
 Bothell, WA 98021

Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

h. Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the last date written below.

“Company”

BioLife Solutions, Inc.

By:	/s/ Michael Rice
Name:	Michael P. Rice
Its:	Chief Executive Officer

Date:	8/17/2011

“Executive”

By:	/s/ Daphne Taylor
Daphne Taylor

Date:	8/17/2011

Exhibit A
(Permitted Activities) – NONE DECLARED